FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

Exhibit 23.1

Consent of Ryder Scott Company, L.P.

Samson Oil & Gas Limited

Level 36, Exchange Plaza

2 The Esplanade

Perth, Western Australia 6000

Ladies and Gentlemen:

We hereby consent to the reference to our Letter Report dated February 11, 2013, relating to the estimated quantities of Samson Oil and Gas USA Inc’s reserves of oil and gas as of January 1, 2013, and to the use of the name Ryder Scott Company, in a report on Form 8-K to be filed with the Securities and Exchange Commission by Samson Oil and Gas Limited.

Very truly yours,
\s\Ryder Scott Company, LP

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

February 20, 2013